Exhibit 10.95
AMENDED AND RESTATED 2019 LTI TSR PERFORMANCE SHARE AWARD AGREEMENT

    This Amended and Restated Agreement (this "Agreement") is deemed effective as of July __, 2020 (the "Grant Date") by and between PFSweb, Inc., a Delaware corporation (the "Company") and the individual identified as the Grantee on the Award Certificate provided to the Grantee (the "Grantee"). This Agreement was amended and restated to include a “Change in Control” definition.
    WHEREAS, the Company has adopted the 2020 Stock and Incentive Plan (the "Plan," terms defined in the Plan having the same meaning when so used herein) pursuant to which Performance Share Awards may be granted; and

    WHEREAS, the Committee has approved the issuance of the Performance Share Award provided for herein.

    NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.    Definitions. The following terms (not otherwise defined herein), when used in this Agreement, shall have the following meanings, unless the context clearly requires otherwise (such definitions to be equally applicable to both the singular and plural of the defined terms).
“Achievement Level” shall be determined for each Performance Period by calculating the TSR for the Company and each company in the Comparison Group and then ranking the TSR values from low to high (with the company having the lowest TSR being ranked number 1, the company with the second lowest TSR ranked number 2 and so on) and determining the Company’s percentile rank based upon its position in the list by dividing the Company’s position by the total number of companies (including the Company) in the Comparison Group and rounding the quotient to the nearest hundredth. For example, if the Company were ranked 60 on a list of 80 companies (including the Company), its percentile rank would be the 75th percentile. For purposes of the foregoing, the determination of the Achievement Level percentile shall be rounded to the nearest whole number (e.g., the 49.75th percentile shall be rounded to the 50th percentile).
“Annual Percentage” means the percentage so designated in the Award Certificate fof the Grantee.
“Annual Performance Period” means, as applicable (i) the period from the January 1, 2019 to December 31, 2019 (the “First Performance Period”), (ii) the period from January 1, 2020 to December 31, 2020 (the “Second Performance Period”), and (iii) the period from January 1, 2021 to December 31, 2021 (the “Third Performance Period”).
“Award Percentage” means the following based upon the corresponding Achievement Level:

Achievement Level	Award Percentage

Less than 40th percentile	0%
60th percentile	50%
80th percentile or above	130%

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If the Achievement Level is above the 40th percentile and below the 80th percentile, the Award Percentage shall be determined by linear interpolation.

“Cause” shall mean: (i) Grantee’s failure to follow the reasonable instructions of his/her manager, the CEO or the Board of Directors of the Company; (iii) misconduct on Grantee’s part that is materially injurious to the Employer or PFSweb, monetarily or otherwise, including misappropriation of trade secrets, fraud, or embezzlement; (iv) Executive’s conviction for fraud or any other felony or a crime involving dishonesty or moral turpitude; or (v) if Executive continually exhibits in regard to the Executive employment unavailability for service or habitual neglect or (vi) the Executive’s substantial or material failure or refusal to perform according to, or comply with, the policies, procedures or practices established by the Company or the Board. For purposes of 65 (a) (i), (ii), (v) and (vi) above, Employer will provide written notification of Cause event to Executive and Executive will have 30 days to address and cure such Cause event in a manner acceptable to Employer.
“Change in Control” shall mean the (i) upon the merger or consolidation of the Company with, or the sale of all or substantially all of the assets of the Company to, any other corporation or other entity, in each case, unless, following such merger, consolidation or sale (A) the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or purchasing entity (the “Surviving Entity”)) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or the Surviving Entity outstanding immediately after such merger, consolidation or sale; and (B) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such merger, consolidation or sale; or (ii) sale of an operating business segment of the Company for which the Employee is designated or allocated to perform services or is otherwise employed under.
“Comparison Group” means, for each Performance Period, the companies that are included in the Index as of the first and last day of the Performance Period (except as otherwise set forth in the definition of TSR).
“Cumulative Percentage” means the percentage so designated on the Grantee’s Award Certificate.
“Cumulative Performance Period” means, as applicable (i) the period from the January 1, 2019 to December 31, 2020, and (ii) the period from the January 1, 2020 to December 31, 2021.
“Fiscal Year” shall mean the 12-consecutive-month period beginning on January 1 and ending on December 31, so that, by way of example, Fiscal Year 2019 shall mean the 12-consecutive-month period beginning on January 1, 2019 and ending on December 31, 2019.
“Index” means the Russell Microcap Index, as issued by Russell Investments, Inc., or, if such Index is no longer published or the Committee determines that such Index no longer appropriately represents the Company’s peer group (as measured by market capitalization), such other index as the Committee shall determine in its sole discretion.
“Performance Period” means the Annual Performance Period and/or the Cumulative Performance Period, as applicable.

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“Severance Period” shall mean the period following the termination of the Grantee’s employment by the Company during which the Grantee is entitled to continue to receive his or her base compensation pursuant to a written severance agreement.
“Target Shares” means the number of Performance Shares so designated in the Award Certificate.
“TSR” means total shareholder return as applied to the Company or any company in the Comparison Group, as determined by calculating its stock price appreciation or depreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Company or any company in the Comparison Group) during the Performance Period, expressed as a positive or negative percentage return (adjusted for any changes in capital structure).
For purposes of computing TSR:
(a)    The stock price at the beginning of the Performance Period will be (i) for the First Performance Period, the closing price on January 2, 2019, (ii) for the Second Performance Period, the simple arithmetic average of the daily closing price of a share of common stock over the 20 consecutive trading days ending on the last trading day of the First Performance Period, and (iii) for the Third Performance Period, the simple arithmetic average of the daily closing price of a share of common stock over the 20 consecutive trading days ending on the last trading day of the Second Performance Period.
(b)    The stock price at the end of the Performance Period will be the simple arithmetic average of the daily closing price of a share of common stock over the 20 trading days ending on the last trading day of the Performance Period.
2.Grant of Performance Share Award. Pursuant to the Plan, and subject to the terms and provisions hereof, the Company hereby issues to the Grantee on the Grant Date a Performance Share Award for the number of Performance Shares to be determined as follows:

2.1    The number of Performance Shares which vest for each Annual Performance Period shall be determined by the following formula: (number of Target Shares)(1/3)(Annual Percentage)(Award Percentage for such Annual Performance Period).

2.2    The number of Performance Shares which vest for each Cumulative Performance Period shall be determined by the following formula: (number of Target Shares)(1/2)(Cumulative Percentage)(Award Percentage for such Cumulative Performance Period).

2.3    Each Performance Share Award represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Prior to settlement of any vested Performance Share Award, such Performance Shares will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Company's obligations under this Agreement shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made and the Grantee shall have no greater rights than an unsecured general creditor of the Company.
3.Vesting.

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a.The Grantee shall have no vested right in any Performance Shares for any Performance Period unless (i) the Grantee retains his or her Continuous Status as a Participant from the first day through the last day of such Performance Period and (ii) the Committee certifies the Achievement Level for such Performance Period. The achievement of the Achievement Level, as evidenced by such certification by the Committee, shall be construed by all parties as a condition related to the purpose of the compensation for purposes of Section 409A of the Code. Subject to the provisions set forth herein, for each Performance Period, vesting shall be deemed to occur as of the day following the last day of each Performance Period.

b.The foregoing vesting schedule notwithstanding:

    (a)    Upon the termination of the Grantee’s employment by the Company without Cause or if the Grantee’s employment by the Company is terminated by the Grantee for Good Reason, then (i) if applicable, for purposes of Section 3.1(i) of this Agreement, the Grantee shall be deemed employed by the Company through the last day of any Severance Period which shall be deemed the last day of the Grantee’s Continuous Status as a Participant, and (ii) for the Fiscal Year in which such termination occurs (as determined in accordance with the preceding clause (i)), the Grantee shall be entitled to issuance of a number of Target Shares equal to the product obtained by multiplying the number of Target Shares which the Grantee would have received hereunder, if any, subject to and based upon the Achievement Level for such Fiscal Year, but for the termination of his or her employment, multiplied by a fraction, the numerator is which the number of days the Grantee is employed (or deemed employed as aforesaid) by the Company during such Fiscal Year and the denominator of which is 365, and (iii) all other unvested Target Shares hereunder shall be deemed terminated and forfeited. For the avoidance of doubt, for purposes of this clause (a), to the extent the first day of a Severance Period is in one Fiscal Year and the last day of such Severance Period is in the following Fiscal Year, the Grantee shall be deemed employed (1) during the entirety of such first Fiscal Year and (2) for that portion of the following Fiscal Year which corresponds to the Severance Period applicable thereto.

    (b)    Upon termination of employment as the result of the death or Disability of the Grantee, then, for the Fiscal Year in which such termination occurs and each Fiscal Year thereafter during each Performance Period, the heirs or estate of the deceased Grantee or the Disabled Grantee shall be entitled to issuance of a number of Target Shares equal to the number of Target Shares which the Grantee would have received hereunder, if any, subject to and based upon the Achievement Level for such Fiscal Year, but for the termination of his or her employment.

    (c)    Notwithstanding the provisions of Sections 3.2(a) or (b), upon the occurrence of a Change in Control during any Annual Performance Period, the effective date of the Change in Control shall be deemed the last day of the Annual Performance Period and Cumulative Performance Period for the Fiscal Year in which the Change in Control occurs and for each Fiscal Year thereafter, and (i) the Grantee shall be deemed vested in and entitled to issuance of a number of Target Shares equal to the number of Target Shares which the Grantee would have received hereunder, if any, subject to and based upon the Achievement Level for such Fiscal Year(s) assuming that the effective date of the Change in Control is the last day of the Annual Performance Period and Cumulative Performance Period for the Fiscal Year in which the Change in Control occurs and for each Fiscal Year thereafter, such vesting to be deemed to have occurred at such time as may be necessary or required in order for the Grantee to be deemed the lawful owner and holder of record as of the effective date and time of the Change in Control, and (ii)

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except as set forth in the preceding clause, all other unvested Performance Shares hereunder shall be deemed terminated as of the effective date and time of the Change in Control.

c.The Committee shall determine and certify the Achievement Level for each Performance Period as soon as administratively practicable following the last day of each Performance Period and such determination shall be final and binding on all parties and shall be deemed effective as of the day following the last day of the applicable Performance Period. Subject to the vesting conditions set forth herein, the Company shall, not later than the last day of the Fiscal Year following the applicable Performance Period, (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of vested Performance Shares (rounded up to the nearest whole share); and (b) enter the Grantee's name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee (which entry shall be deemed made as of the day following the last day of each applicable Performance Period notwithstanding any later delivery of the corresponding shares of Common Stock). Subject to the provisions of the preceding clause (b) of this Section 3.3 and the provisions of Section 15 below, any shares of Stock to be issued under (i) under Section 3.2(a) or (b) above shall be issued no later than March 15 following the last day of the Fiscal Year in which the Grantee (or heirs or estate thereof) is deemed vested therein, and (ii) under Section 3.2(c) above shall be issued no later than such time as may be necessary or required in order for the Grantee to be deemed the lawful owner and holder of record of the shares of Stock to be issued thereunder as of the effective date and time of the Change in Control.

4.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until the vesting thereof, the unvested Performance Shares or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the unvested Performance Shares or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the unvested Performance Shares will be forfeited by the Grantee and all of the Grantee's rights to shares issuable thereunder shall immediately terminate without any payment or consideration by the Company.

5.No Rights as Shareholder; Dividends.

a.The Grantee shall have no rights in, to or under the shares of Stock to be issued upon the vesting of the Performance Shares unless and until the vesting conditions set forth herein are satisfied and, until such date, shall have no rights of a shareholder of the Company including, without limitation, no right to vote such shares and no right to receive any dividends or other distributions paid with respect to such shares. Notwithstanding the foregoing, if during any Fiscal Year, the Company declares a dividend or distribution, whether in cash or other property, then, concurrent with the issuance of the shares of Stock, if any, to the Grantee for such Fiscal Year, the Company shall pay to the Grantee that amount of cash or other property which the Grantee would have received had the Grantee been the record holder of such shares of Stock on the record date for such dividend or distribution.
b.Upon vesting of the Performance Shares, the Company may issue stock certificates or evidence the Grantee's interest therein by using a book entry account with the Company's transfer agent.

6.    Provisions of Plan.
    6.1    Adjustments. If any change is made to the outstanding Stock or the capital structure of the Company, the shares of Stock to be issued hereunder shall be adjusted or terminated in any manner as contemplated by Article 15 of the Plan.

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    6.2    Tax Liability and Withholding. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from the shares of Stock to be issued upon the vesting of the Performance Shares hereunder, the amount of any required withholding taxes in respect of the shares of Stock to be issued upon the vesting of the Performance Shares and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes.
    6.3    Except as provided herein, the provisions of this Agreement shall be subject to the provisions of the Plan, which are hereby incorporated herein by reference and made part hereof. The Grantee acknowledges and agrees that he or she has been provided with and has read the Plan and understands the provisions thereof. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall take precedence, other than for such provisions of the Plan which, by their terms, are subject to the provisions of an Award Certificate.
7.    No ERISA Plan. Neither this Agreement nor the award of the Performance Shares hereunder shall be construed by any party as being subject to any provisions of ERISA, and shall not be so subject. Without in any way limiting the generality of the foregoing, the Performance Shares awarded hereunder shall constitute a mere unfunded promise to pay by the Company and a bonus program within the meaning of Department of Labor Regulation Section 2510.3-2(c) promulgated under ERISA.
8.    Compliance with Law. The issuance of shares of Stock hereunder shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Stock may be listed. No shares of Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
9.    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
10.    Parachute Payments and Parachute Awards. If the Grantee is a “disqualified individual,” as defined in paragraph (c) of Code Section 280G, then, notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore entered into by the Grantee and the Company (an “Other Agreement”), except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (a “280G Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (or an employee group of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Grantee or for the Grantee’s benefit pursuant to the terms of this Agreement, all Other Agreements and all Benefit Arrangements ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Code Section 280G and would, but for this Section, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Grantee of the Covered Payments after payment

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of the Excise Tax to (ii) the Net Benefit to the Grantee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount"). "Net Benefit" shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) the Covered Payments shall be reduced in a manner that maximizes the Grantee's economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. The foregoing shall not be interpreted so as to restrict, reduce, amend or modify any of the existing terms and provisions of any 280G Agreement to which the Grantee and the Company may be a party and any payment hereunder shall be entitled to the benefits thereof.
11.    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, such determination shall not affect the remaining provisions of this Agreement, which shall be enforced to the maximum extent permitted under applicable law.
12.    Modification. Subject to the provisions of the Plan, this Agreement may be modified only in writing pursuant to an agreement by and between the Company and the Grantee.
13.    Headings. The headings contained herein are for convenience of reference only and shall not be construed by any party as having any substantive significance.
14.    Clawback. Notwithstanding any other provisions in this Agreement, this Award is subject to recovery under any current or future law, government regulation or stock exchange listing requirement, and is subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company at any time pursuant to any such law, government regulation or stock exchange listing requirement).
    15.    Section 409A of the Code. If the Grantee is deemed a "specified employee" within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the Performance Shares upon his/her "separation from service" within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (i) the date that is six months following the Grantee's separation from service and (ii) the Grantee's death. It is the intent that this Performance Share Award shall comply with the requirements of Section 409A, and any ambiguities herein will be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or payouts provided under this Agreement are made in a manner that complies with Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A if compliance is not practical; provided, however, that nothing in this paragraph creates an obligation on the part of the Company to modify the terms of this Agreement or the Plan, and the Company makes no representation that the terms of this Performance Share Award Agreement will comply with Section 409A or that payments under this Performance Share Award Agreement will not be subject to taxes, interest and

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penalties or other adverse tax consequences under Section 409A. In no event shall the Company or any of its Subsidiaries be liable to any party for any additional tax, interest or penalties that may be imposed on the Grantee by Section 409A or any damages for failing to comply with Section 409A.

17.    Execution and Counterparts. This Agreement shall be deemed effective as of the Grant Date upon the delivery to the Employee of the Award Certificate hereto (or information contained therein), by electronic or other means of transmission, and such effectiveness shall not require any counterpart signature of the Employee.

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